Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-464-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2015

●	Adjusted EPS of $0.59 per share, up 44% from adjusted Q3 2014 EPS
●	Sales of $131.2 million with organic sales growth of 5.9%
●	Gross margin of 24.1%, up 280 basis points
●	Operating margin of 11.3%, up 330 basis points versus adjusted Q3 2014

MANCHESTER, CT – November 3, 2015 – LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter ended September 30, 2015.

Net sales were $131.2 million compared to $134.2 million in the third quarter of 2014. Organic sales growth of 5.9% was offset by unfavorable foreign currency translation and the divestiture of a non-core business in the first quarter of 2015.

Net income was $11.2 million, or $0.66 per diluted share, compared to $4.2 million, or $0.24 per diluted share, in the third quarter of 2014. Excluding discrete tax benefits of approximately $1.2 million, or $0.07 per share, adjusted earnings per share were $0.59, compared to adjusted earnings per share of $0.41 for the third quarter of 2014.

Dale Barnhart, President and Chief Executive Officer, stated, “We achieved another strong quarter delivering solid organic growth, excellent margin expansion and markedly improved earnings per share. The Fibers and Industrial Filtration segments both delivered double-digit organic sales growth, while the Metals segment achieved organic sales growth in excess of 9%. These increases were due to robust demand from the automotive platforms we serve and continued execution in driving planned synergy programs in the Industrial Filtration segment. Our Performance Materials segment reported a marginal reduction in organic sales primarily from lower demand for insulation products, as we continue to experience oil price-driven market softness. In terms of profitability, the Fibers segment was the most significant contributor to the Company’s overall expansion in margin due to higher parts sales, lower raw material costs and labor and overhead efficiencies.”

Below are financial highlights comparing quarter ended September 30, 2015 (“Q3 2015”) results to quarter ended September 30, 2014 (“Q3 2014”) results:

•
Net sales decreased by $3.0 million, or 2.2%; organic sales grew by 5.9% and tooling net sales increased by 0.5%; these results were offset by 4.8% of unfavorable foreign currency translation and lower net sales as a result of a divested business of 3.8%;

•
Gross margin increased 280 basis points to 24.1%, compared to 21.3% in Q3 2014, primarily due to improvements in the Thermal/Acoustical Fibers, Industrial Filtration and Performance Materials segments;

•
Operating margin was 11.3% in Q3 2015, compared to 4.3% in Q3 2014; adjusted operating margin was 8.0% in Q3 2014, which excluded a one-time pension settlement expense of $4.9 million, operating income of $0.5 million from a divested business and a purchase accounting adjustment of $0.2 million related to the Industrial Filtration acquisition; and

•
Effective tax rate was 24.4%, compared to 30.2% in Q3 2014, resulting from discrete tax benefits of approximately $1.2 million in the third quarter of 2015, which primarily related to research and development tax credits and the release of reserves for previously uncertain tax positions for tax years that have statutorily closed.

Mr. Barnhart added, “Looking forward to the remainder of 2015, we expect to close out the year with another solid quarter, with anticipated sales and earnings growth compared to the final quarter of 2014. Demand for our automotive products in the Fibers and Metals segments continues to be strong in both North America and Europe. We are seeing stable global order activity in the Industrial Filtration segment, and expect market conditions affecting our Performance Materials segment to be consistent with recent periods.”

Conference Call

Lydall will host a conference call on November 4, 2015, at 10:00 a.m. Eastern Time to discuss results for its third quarter ended September 30, 2015 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 12:00 a.m. Eastern Time on November 4, 2015 through 11:59 p.m. Eastern Time, November 11, 2015 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10074703. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted operating income, adjusted operating margin and adjusted earnings per share. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact, including statements about the outlook for 2015, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic cycles that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations, and with respect to possible violations of German anti-trust laws by employees in our German operation could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part II, Item 1A - Risk Factors of Lydall’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2014.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.
Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

-MORE-

For further information:
David D. Glenn
Vice President, Corporate Development and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,

	2015	2014	2015	2014

Net sales	$131,240	$134,227	$393,107	$408,246
Cost of sales	99,549	105,663	299,827	318,830
Gross profit	31,691	28,564	93,280	89,416

Selling, product development and administrative expenses	16,850	22,785	51,332	63,438
Operating income	14,841	5,779	41,948	25,978

Gain on sale of business	—	—	(18,647)	—
Interest expense	187	327	595	819
Other income, net	(150)	(508)	(619)	(154)
Income before income taxes	14,804	5,960	60,619	25,313

Income tax expense	3,618	1,802	19,679	9,199
Net income	$11,186	$4,158	$40,940	$16,114

Earnings per share:
Basic	$0.67	$0.25	$2.45	$0.97
Diluted	$0.66	$0.24	$2.40	$0.95

Weighted average number of common shares outstanding	16,715	16,684	16,744	16,615
Weighted average number of common shares and equivalents outstanding	17,028	17,043	17,085	16,967

Summary of Segment Information
and Other Products and Services
In thousands
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net Sales

Performance Materials Segment	$26,442	$28,626	$77,532	$88,731
Industrial Filtration Segment	34,155	30,553	104,257	82,344
Thermal/Acoustical Metals Segment	39,941	40,000	119,488	125,795
Thermal/Acoustical Fibers Segment	35,681	31,013	102,268	99,834
Other Products and Services:
Life Sciences Vital Fluids	—	5,164	1,671	14,752
Eliminations and Others	(4,979)	(1,129)	(12,109)	(3,210)
Consolidated Net Sales	$131,240	$134,227	$393,107	$408,246

Operating Income

Performance Materials Segment	$2,500	$2,272	$6,071	$7,701
Industrial Filtration Segment	3,352	1,833	11,058	4,817
Thermal/Acoustical Metals Segment	3,889	4,267	12,323	10,484
Thermal/Acoustical Fibers Segment	10,082	6,911	27,719	23,531
Other Products and Services:
Life Sciences Vital Fluids	—	537	118	1,243
Corporate Office Expenses	(4,982)	(10,041)	(15,341)	(21,798)
Consolidated Operating Income	$14,841	$5,779	$41,948	$25,978

Financial Position
In thousands except ratio data
(Unaudited)
	September 30, 2015	December 31, 2014

Cash and cash equivalents	$80,263	$62,051
Working capital	$171,402	$140,229
Total debt	$40,433	$40,930
Stockholders' equity	$242,091	$212,599
Total capitalization	$282,524	$253,529
Total debt to total capitalization	14.3%	16.1%

Cash Flows
In thousands	Quarter Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
	2015	2014	2015	2014

Net cash provided by operating activities	$10,402	$17,125	$14,897	$30,499
Net cash (used for) provided by investing activities	$(3,782)	$(3,378)	$13,090	$(88,161)
Net cash provided by (used for) financing activities	$16	$1,041	$(7,176)	$61,527
Depreciation and amortization	$4,331	$4,605	$12,968	$13,177
Capital expenditures	$(3,782)	$(3,015)	$(15,460)	$(8,641)

Common Stock Data
Quarter Ended September 30,	2015	2014

High	$30.71	$31.64
Low	$25.28	$24.20
Close	$28.49	$27.01

During the third quarter of 2015, 4,924,827 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following table addresses the non-GAAP measures used in this press release and reconciles the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended September 30,
	2015	2014

Net sales	$131,240	$134,227
Divested business	—	(5,164)
Net sales, adjusted	$131,240	$129,063

Operating income, as reported	$14,841	$5,779
Divested business	—	(537)
Pension settlement expense	—	4,870
Purchase accounting adjustment	—	240
Operating income, adjusted	$14,841	$10,352

Operating margin, as reported	11.3%	4.3%
Operating margin, adjusted	11.3%	8.0%

Earnings per share, reported	$0.66	$0.24
Divested business, net of tax of $204	$—	$(0.02)
Pension settlement expense, net of tax of $1,851	$—	$0.18
Purchase accounting adjustment, net of tax of $54	$—	$0.01
Discrete income tax benefits	$(0.07)	$—

Earnings per share, adjusted	$0.59	$0.41

This press release reports adjusted results for the quarter ended September 30, 2015 which excludes results from discrete income tax benefits.This press release reports adjusted results for the quarter ended September 30, 2014 which excludes results from a divested business, pension settlement expense and a purchase accounting adjustment associated with the Industrial Filtration acquisition.

Organic Sales
(Unaudited)

Quarter Ended
September 30,
2015
Sales decline, as reported	(2.2)%
Disposition of Life Sciences Vital Fluids business	3.8%
Foreign currency translation	4.8%
Change in tooling sales	(0.5)%
Organic sales growth	5.9%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired and sold businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.